AMERIGON COMPLETES PRIVATE PLACEMENT OF CONVERTIBLE PREFERRED
SHARES; RAISES $9 MILLION

IRWINDALE, Calif.-June 9, 1999--Amerigon Incorporated (Nasdaq:ARGNA), announced today that it has completed a private placement of $9 million of convertible preferred shares with Big Beaver Investments LLC of Troy, MI and Westar Capital II LLC of Costa Mesa, CA, both private investment companies. The financing proposal was initially announced March 30,1999, and received shareholder approval at Amerigon's Annual Shareholder Meeting at the Company's Irwindale, CA headquarters on May 26, 1999.

Big Beaver Investments President Oscar (Bud) Marx commented, "We are pleased to be in a position to assist Amerigon with its financing. Now that our agreement is finalized and funding is in place, Amerigon is positioned to transition from a development stage company to a proprietary technology supplier to the global automotive industry."

Westar Capital General Partner and Amerigon Board Member John Clark said "The new financing provides the capital needed to launch Amerigon's first high tech product, the Climate Control SeatT, during this year. Additionally, it provides the Company with the ability to continue the development and field evaluation of its AmeriGuardT radar speed and distance sensing systems."

Amerigon President, Richard Weisbart said, "This financing provides us with working capital to support our CCS launch late this year for a `big three' North American automaker, and our planned launch next year for a foreign car company. Additionally, the financing provides us with the capital to continue working with European, Asian, and other North American automotive companies and their seat suppliers to introduce the CCS system in other 2001 and 2002 model year vehicles.

"We are also excited to have the professional insight and advice of our two key financial investors," Weisbart continued. "Bud is a leading automotive industry insider who has spent the majority of his career with Ford Motor Company, and John has extensive experience with growth companies, leading the Westar private equity group in the management of equity investments in eleven companies with collective 1998 revenues in excess of $2 billion. These two industrialists have committed to help support and guide Amerigon during this critical growth phase."

Amerigon, an emerging player in the global automotive industry, develops and markets proprietary products for automotive OEMs. The Climate Control SeatT (CCST) technology provides active heating, cooling and dehumidification for seat occupants. CCS will debut in a "big three" model year 2000 luxury vehicle. The Company's other products include its AmeriGuardT radar sensor systems designed to extend the driver's field of view in such vehicle applications as enhanced parking aids, back-up warning systems and side object detection.

This release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private
Securities Litigation Reform Act of 1995 that involve risks and uncertainties. Such statements are based on management's current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described in the forward-looking statements, including, without limitation, demand for the Company's products, uncertainties in the development of high technology products, risks and delays in obtaining customer orders, technological change, competition and other risks and uncertainties that are detailed in the Company's Annual Report on Form 10-K and other reports filed by it with the Securities and Exchange Commission.


Contact:

     Sitrick And Company, Los Angeles
     Tom J. Ekman, 310/788-2850